UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

OLD DOMINION ELECTRIC COOPERATIVE

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	000-50039	23-7048405
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Dominion Boulevard, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

(804) 747-0592

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the appointment of Mr. Robert L. Kees to be our Senior Vice President and Chief Financial Officer effective January 1, 2006, as described in Item 5.02 (c) below, we entered into an employment letter with Mr. Kees. The employment letter provides that he will receive a salary of $206,434 annually beginning January 1, 2006 and will be entitled to a bonus at the discretion of our Board of Directors. The employment letter states that Mr. Kees’ employment is on an “at-will” basis. See Exhibit 10.1 attached to this filing.

On November 30, 2005, Old Dominion and Mr. Daniel M. Walker amended the Employment and Transition Agreement, dated July 14, 2005. The agreement was amended to terminate Mr. Walker’s rights under the 2002 Option Plan in exchange for receiving two payments of $51,000, one of which will be payable on the first business day after January 1, 2006, and the other payment on the first business day after January 1, 2007. See Exhibit 10.2 attached to this filing.

Item 1.02 Termination of a Material Definitive Agreement

On November 30, 2005, we terminated the 2002 Option Plan effective January 1, 2005. The 2002 Option Plan granted Mr. Walker and Mr. Konstantinos N. Kappatos the option to purchase shares in specified mutual funds at a discount. Our Board of Directors decided to terminate the plan because of recent changes in law.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors Appointment of Principal Officers

(a)	Not applicable.

(b)	Not applicable.

(c)	On November 28, 2005, we appointed Mr. Robert L. Kees as Senior Vice President and Chief Financial Officer effective January 1, 2006. Mr. Kees, a Certified Public Accountant, joined Old Dominion in 1991. He most recently held the position of Vice President and Controller from March 2004 to the present. Mr. Kees held the position of Assistant Vice President and Controller from March 2000 through February 2004 and held the position of Controller from January 1994 through February 2000.

(d)	Not applicable.

Item 8.01 Other Events

We are party to a coal transportation agreement with Virginia Electric and Power Company (“Virginia Power”), as co-owner and operator of the Clover Power Station (“Clover”) and Norfolk Southern Railway Company (“Norfolk Southern”). See “Legal Proceedings – Norfolk Southern” in Item 3 of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. In October 2003, Norfolk Southern claimed that it had been using an incorrect reference index to calculate amounts due to it. On November 26, 2003, together with Virginia Power, we filed suit against Norfolk Southern in the Circuit Court of Halifax County, Virginia, seeking to clarify the price escalation provisions in the agreement. In its reply to our suit, Norfolk Southern filed a counter-claim and sought (1) recovery from Virginia Power and us for additional amounts resulting from its use of the alternate reference index since December 1, 2003, and (2) an order requiring the parties to calculate the amounts Norfolk Southern claims it was underpaid since the inception of the agreement by using the alternate reference index.

On December 22, 2004, the court found in favor of Norfolk Southern on the issue of ambiguity and held that the price escalation provisions in the agreement were clear and unambiguous. The court dismissed the complaint brought by Virginia Power and us against Norfolk Southern. The court later denied Virginia Power’s and our motion to file an amended complaint based on additional evidence that was not considered by the court in the original proceedings. The court permitted Virginia Power and us to file an amended answer to Norfolk Southern’s counter-claims. We raised several affirmative defenses in our amended answer filed on March 4, 2005.

On November 11, 2005, we were informed that on November 1, 2005, the court issued an order striking our affirmative defenses. Together with Virginia Power, we intend to consider an appeal of the court’s orders striking our affirmative defenses, dismissing our original complaint and denying us the opportunity to file an amended complaint to the Virginia Supreme Court once a final judgment based on the prior orders is entered by the court.

As of December 31, 2004, we recorded a liability related to this matter and on March 8, 2005, our Board of Directors approved the creation of the related regulatory asset. The regulatory asset is being amortized over 21 months beginning April 1, 2005. On April 1, 2005, we began recovering the amortization of the regulatory asset and the current period charges through rates. Amounts we may owe Norfolk Southern are not expected to have a material impact on our financial position or results of operations due to our ability to collect such amounts through rates to our member distribution cooperatives.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Employment letter, dated November 28, 2005, of Old Dominion Electric Cooperative and agreed and accepted by Mr. Robert L. Kees on November 28, 2005.

10.2	Amendment to the Employment and Transition Agreement between Old Dominion Electric Cooperative and Mr. Daniel M. Walker dated November 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: December 1, 2005	/s/ Jackson E. Reasor
Jackson E. Reasor
President and Chief Executive Officer